Exhibit 10.35

REYNOLDS AMERICAN INC.
OUTSIDE DIRECTORS’ BENEFIT SUMMARY

1. Fees/Expense Reimbursement

•	Fees:	-	Annual Board Retainer fee of $57,000 per year, except that the Non-Executive Chairman receives an annual retainer of $114,000.
		-	Annual Chairperson Retainer of $10,000 per year for the audit committee chair, $7,500 per year for the compensation committee chair, and $5,000 per year for the corporate governance and nominating committee chair.
		-	Committee Meeting Attendance fees per meeting of $1,500 for audit committee, $1,350 for compensation committee, and $1,250 for corporate governance and nominating committee.
		-	Board Meeting Attendance fees of $1,250 per meeting, except that the Non-Executive Chairman receives an attendance fee of $2,500.

•	All fees payable quarterly in arrears, but may be deferred in 25% increments in cash and/or in stock units until termination of active directorship or until a selected year in the future.

•	To be tax effective, an irrevocable deferral election must be made in the year prior to the year fees would otherwise be payable.

•	Expenses: Directors are reimbursed for actual expenses incurred in connection with attendance at Board meetings, including transportation and lodging expenses. If a guest accompanies a Director on a trip to a Board meeting and that accompaniment was not at the invitation of RAI, then charges associated with that guest will not be reimbursed by RAI. Lodging, transportation and meal expenses which are incurred by a guest and paid for by RAI will be imputed as income to the Director.

2. Deferred Stock Units

•	Upon election to the Board, an Outside Director receives an initial grant of 3,500 deferred stock units or, at the director’s election, 3,500 shares of RAI common stock. Upon appointment by the Board as a Non-Executive Chairman, such director receives a grant of 3,500 deferred stock units or, at such person’s election, 3,500 shares of RAI common stock so long as such director did not receive an initial grant upon his or her election to the Board.

•	Annual grant of 1,000 (or, in the case of the Non-Executive Chairman, 2,000) deferred stock units, immediately vested; granted annually at the time of the Annual Meeting; Director can elect to receive non-deferred award of 1,000 (or, in the case of the Non-Executive Chairman, 2,000) shares of RAI common stock in lieu of deferred stock units.

•	Quarterly grant of deferred stock units on the last day of each calendar quarter. Number of deferred stock units equal to $10,000 (or, in the case of the Non-Executive Chairman, $20,000) divided by the average of the closing price of a share of RAI common stock (as reported on the NYSE) for each business day during the last month of such calendar quarter.

•	Initial and annual deferred stock units paid in cash or RAI common stock, and quarterly deferred units paid in cash only, following termination of active directorship per Director’s election in either a lump sum or in up to ten annual installments.

3. Life Insurance

•	Option to receive up to $100,000 non-contributory coverage while an active Director. Imputed income will be calculated based on your end-of-year age and coverage amount.

4. Excess Liability Insurance

•	Eligible to receive $10,000,000 in Excess Liability coverage. No cash payment required; the fair market value will be imputed income to you each year. Policy requires that you have at least $300,000 underlying liability limit under your Homeowner’s or other personal liability policy. Obligated to pay for claims up to $300,000 not covered by this policy.

5. Business Travel Accident Insurance

•	$500,000 non-contributory coverage while an active Director.

6. Matching Grants

•	1:1 for Educational/Arts/Cultural Organizations — combined $12,500 maximum; and 1:1 for Charitable Organizations — $7,500 maximum.

7.	Non-Executive Chairman Benefits

•	The Company will provide an office, located in the Company’s Winston-Salem, North Carolina headquarters, together with secretarial and administrative support (at no cost) during his or her service as Non-Executive Chairman of the Board.